UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 8, 2005

Date of Report (Date of earliest event reported)

GB&T Bancshares, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

0-24203	58-2400756
(Commission File Number)	(IRS Employer Identification No.)

500 Jesse Jewell Parkway, S.E., Gainesville, Georgia	30501
(Address of Principal Executive Offices)	(Zip Code)

770-532-1212
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.  Material Impairments.

On July 8, 2005, the Executive Committee of the Board of Directors of GB&T Bancshares, Inc. (the “Company”) concluded that an additional $2.9 million provision will be made to the Company’s loan loss reserves for the second quarter of 2005 due to the further impairment of a single loan relationship originated through its wholly owned subsidiary, Home Town Bank of Villa Rica (“HTB”).  The Executive Committee concluded that the additional provision is necessary as a result of increased impairment resulting from a recent bankruptcy filing by the borrower and the receipt of new appraisals indicating a severe decline in the value of the real estate securing a significant portion of the loan relationship.

The impaired loan relationship, which consists of five loans aggregating approximately $4.9 million, was originated by a bank officer at HTB prior to the Company’s acquisition of HTB.  As previously reported, the Company took a $679,000 provision for this loan relationship in the third quarter of 2003.  The additional deterioration of the loan relationship resulting from the borrower’s bankruptcy filing prompted management to engage appraisal firms to determine current values on the real estate securing the loans, which revealed the severe decline in the collateral.

A copy of the Company’s press release dated July 12, 2005 announcing the additional impairment is filed with this Current report as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(c)                                  Exhibits

The following exhibit is furnished herewith:

99.1                           Press Release, dated July 12, 2005

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GB&T Bancshares, Inc.

	By:	/s/ Gregory L. Hamby
Gregory L. Hamby
Executive Vice President and Chief Financial Officer

Dated: July 13, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

99.1	Press Release, dated July 12, 2005.